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                                                                    EXHIBIT 10.1

March 23, 2005

Mr. Jose Ramon Gonzalez
Santander BanCorp
Puerto Rico

Dear Mr. Gonzalez:

We hereby confirm the terms and conditions with regards to your ratification as President and Chief Executive Officer of Santander BanCorp and Banco Santander Puerto Rico (hereafter "the Group"):

      1. As agreed upon, we have agreed to terminate your employment agreement dated April 30, 2002 and which shall be replaced in accordance to the terms and conditions set forth herein, which shall be effective from January 1, 2005, without recourse amongst the parties.

      2. In your position, you shall be responsible for and will supervise all of the business operations of the Group in Puerto Rico.

      3. The conditions set forth herein shall be in full force and effect for two years commencing on January 1, 2005 and ending, therefore, on January 1, 2007.

      4. During the period whereby these conditions are in full force and effect, the Group may terminate your employment if there is just cause, without any compensation whatsoever. The Group may also terminate your employment without just cause. In this latter case, you shall receive as indemnity the greater of the following amounts:

                  a. The pending gross amount due from the time of termination of employment until the date of expiration of this Agreement (January 1, 2007) in accordance to the annual salary set forth in Section 5; or

                  b.    $1,250,000 gross

                  If by the term of expiration of this Agreement the parties have not renewed the same, the Group shall pay, unless you have been offered an extension to this Agreement under the same terms and conditions hereby established and the extension was rejected by you, in which case a payment of $1,250,000 shall be made as the final compensation for your separation from the Group, as so thereby liberating you from any additional responsibility under this Agreement, with exception to the temporary non-competition clause under Section 7.

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Jose Ramon Gonzalez
March 23, 2005
Page 2

                  In the case of a change in control of the Group in Puerto Rico, the Group shall compensate you the gross amount of $1,250,000 if the Group does not maintain you in your present position and classification, or if there is a separation from your position, or if any of the terms set forth herein shall not occur. Consequently this indemnity shall not be cumulative. As to the effects of this Agreement, "change in control" shall be defined as any circumstance that will cause Banco Santander Central Hispano, S.A. to decrease its beneficial ownership to less than 50% of the common stock in circulation.

      5. Your gross annual salary for the year 2005 shall be $650,000.00. For the year 2006 this annual gross salary shall be $700,000.00. This salary shall be distributed in the payment installments that the Group has established.

            You will remain under the bonus policy of the Group. In that regard, this policy shall be determined with each bonus period that will take place under the following terms:

                  a. Three quarters ( 3/4) of its amount shall be determined by reaching the annual budget of the Group and the conditions established by the Group's Compensation Committee.

                  b. The remaining one-quarter will be based on the Santander BanCorp stock in regard to other competitors of reference in accordance to the agreed schedule, of which the Santander BanCorp Compensation Committee shall inform you.

                  Also, you may be eligible to participate in other compensations schemes that may be established by the Compensation Committee.

      6. The remainder of conditions and benefits shall be governed in accordance to the applicable policies of officers and employees of your position at the Bank and other terms and conditions agreed upon by you and so established in your July 19, 2001 contract.

      7. You acknowledge that the functions and duties that you will perform under this agreement are of an essentially confidential nature, and as so you will privy of facts, matters, plans and strategies, as well as confidential financial information of the Group and its clients. Therefore, you agree to maintain in absolute confidentiality and abstain to disclose this information during and after the term of this agreement.

            In the supposed termination given under the circumstances contemplated under the before the last paragraph of the fourth section, in consideration of the benefits granted hereunder and the specific compensation recognized under such section, you shall refrain from performing similar services to those performed or will perform for the Group nor for any of its direct competitors of the Group within the jurisdiction of Puerto Rico, until twelve months have elapsed from your date of last employment with the Group.

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Jose Ramon Gonzalez
March 23, 2005
Page 3

      8. Should any dispute arise with regards to the interpretation, validity, compliance, or early termination of this agreement that shall not be solved by the parties, you hereby agree to submit to compulsory arbitration in the City of San Juan, Puerto Rico, in accordance to the American Arbitration Association rules. The party that requests the arbitration must notify the other party, no later than ten (10) days. The Bank shall pay the arbitration costs, including the arbiter fees. Each party shall be responsible for its own attorney's fees as well as the preparation and presentation of evidence.

      Please execute this agreement as a sign of your approval. I take the opportunity to wish you great success in your functions.

      Sincerely,

      By: /s/ Maria Calero Padron
      Executive Vice President

      Signature of approval:

      By: /s/ Jose Ramon Gonzalez